Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2014
Second Quarter and Six Months; Company Raises Fiscal 2014 Guidance

DALLAS (May 7, 2014)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2014 second quarter and six months ended March 31, 2014.

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Fiscal 2014 second quarter consolidated net income, excluding net unrealized margins, was $132.4 million, or $1.37 per diluted share, compared with consolidated net income, excluding net unrealized margins, of $114.8 million, or $1.25 per diluted share in the prior-year quarter.

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Fiscal 2014 second quarter consolidated net income was $133.4 million, or $1.38 per diluted share, after including noncash unrealized net gains of $1.0 million, or $0.01 per diluted share. Net income was $116.4 million, or $1.27 per diluted share in the prior-year quarter, after including unrealized net gains of $1.6 million, or $0.02 per diluted share.

•	The prior-year quarter included net income from discontinued operations of $4.1 million, or $0.04 per diluted share.

•	On February 18, 2014, the company completed the sale of 9.2 million shares of common stock generating net proceeds of $390.2 million.

•	Fiscal 2014 earnings guidance was increased to $2.80 to $2.90 per diluted share from $2.66 to $2.76 per diluted share, excluding unrealized margins.

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The company's Board of Directors has declared a quarterly dividend of 37 cents per common share. The indicated annual dividend for fiscal 2014 is $1.48, which represents a 5.7 percent increase over fiscal 2013.

For the six months ended March 31, 2014, consolidated net income was $220.4 million, or $2.34 per diluted share, compared with net income of $196.9 million, or $2.15 per diluted share for the same period last year. Results from nonregulated operations include noncash, unrealized net gains of $7.4 million, or $0.08 per diluted share for the six months ended March 31, 2014, compared with unrealized net gains of $15.0 million, or $0.16 per diluted share for the prior-year period. For the current six-month period, regulated operations contributed $195.1 million of net income, or $2.07 per diluted share, and nonregulated operations contributed net income of $25.3 million, or $0.27 per diluted share. The prior-year six-month period included $7.2 million, or $0.08 per diluted share from discontinued operations.

“Our continued investment to enhance the safety and reliability of our system, which is at the core of our growth strategy, coupled with the training, attitude and energy of our service and field employees, continued to yield operational dividends during the challenging and sustained period of cold weather this quarter,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “These conditions contributed to our strong financial results through the first half of fiscal 2014. As a result, we are raising our fiscal 2014 earnings guidance to $2.80 to $2.90 per diluted share,” Cocklin concluded.
Results for the Quarter Ended March 31, 2014
Natural gas distribution gross profit increased $38.2 million to $385.2 million for the fiscal 2014 second quarter, compared with $347.0 million in the prior-year quarter, excluding discontinued operations. Gross profit reflects a net $13.2 million increase in rates, primarily in our Mid-Tex and Kentucky/Mid-States Divisions. Additionally, gross profit increased $4.9 million from colder weather across all divisions. Finally, revenue-related taxes increased $12.9 million, primarily due to higher revenues in the Mid-Tex and West Texas Divisions, offset by a corresponding $10.3 million increase in the related tax expense.
Regulated transmission and storage gross profit increased $11.8 million to $73.6 million for the quarter ended March 31, 2014, compared with $61.8 million for the same quarter last year. This increase is primarily the result of a $7.3 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filing that became effective in May 2013. Additionally, increased transportation volumes and basis spreads, due to colder weather experienced across Texas, increased gross profit by $1.4 million.
Nonregulated gross profit increased $13.3 million to $37.6 million for the fiscal 2014 second quarter, compared with $24.3 million for the prior-year quarter, as a result of a $14.3 million increase in realized margins, offset by a $1.0 million decrease in unrealized margins. Realized margins for gas delivery, storage and transportation services decreased $2.7 million quarter over quarter, primarily due to a $0.05/Mcf decrease in per-unit margins partially offset by a 23 percent increase in consolidated sales volumes. Realized margins also increased $17.0 million primarily due to increased margins earned by accelerating physical withdrawals into the second quarter to capture gross profit in a volatile natural gas market.
Consolidated operation and maintenance expense for the quarter ended March 31, 2014, was $124.7 million, compared with $111.1 million for the prior-year period, excluding discontinued operations. The $13.6 million increase resulted primarily from higher employee-related costs.

Results for the Six Months Ended March 31, 2014

Natural gas distribution gross profit, excluding discontinued operations, increased $57.8 million to $684.4 million for the six months ended March 31, 2014, compared with $626.6 million in the prior-year period. Gross profit increased $15.9 million from colder weather, primarily in our Mid-Tex Division. Additionally, gross profit reflects a net $15.3 million increase in rates, primarily in our Mid-Tex and Kentucky/Mid-States Divisions. Finally, revenue-related taxes increased $17.8 million, primarily due to higher revenues in the Mid-Tex and West Texas Divisions, offset by a corresponding $14.3 million increase in the related tax expense.

Regulated transmission and storage gross profit increased $22.5 million to $145.0 million for the six months ended March 31, 2014, compared with $122.5 million during the same period last year. This increase is primarily the result of a $14.1 million increase in revenues from the GRIP filing that became effective in May 2013. Additionally, increased transportation volumes and basis spreads, due to colder weather experienced across Texas, increased gross profit by $3.0 million.

Nonregulated gross profit increased $9.4 million to $56.2 million for the six months ended March 31, 2014, compared with $46.8 million for the prior-year period, as a result of a $22.8 million increase in realized margins, offset by a $13.4 million decrease in unrealized margins. Realized margins for gas delivery, storage and transportation services was flat period over period, as a 17 percent increase in consolidated sales volumes was offset by a $0.02/Mcf decrease in per-unit margins. Realized margins increased $23.1 million from the prior-year period, primarily due to the aforementioned increase in storage optimization margins in the second quarter.

Consolidated operation and maintenance expense, excluding discontinued operations, for the six months ended March 31, 2014, was $240.4 million, compared with $217.6 million for the prior-year period. The $22.8 million increase resulted primarily from higher employee-related costs.

The debt capitalization ratio at March 31, 2014 was 44.0 percent, compared with 52.2 percent at September 30, 2013 and 51.4 percent at March 31, 2013. At March 31, 2014, there was no short-term debt outstanding, compared with $368.0 million at September 30, 2013 and $233.0 million at March 31, 2013.
For the six months ended March 31, 2014, the company generated operating cash flow of $491.0 million, a $114.6 million increase compared with the six months ended March 31, 2013. The increase primarily reflects higher operating results from colder weather and rate increases combined with the timing of customer collections and vendor payments.
Capital expenditures decreased to $359.0 million for the six months ended March 31, 2014, compared with $389.1 million in the prior-year period. The $30.1 million decrease primarily reflects a $19.1 million decrease in spending in the regulated transmission and storage segment primarily associated with the completion of the Line WX expansion project partially offset by increased cathodic protection spending. Additionally, natural gas spending decreased $10.3 million due to the timing of spending under infrastructure replacement programs due to colder weather and the absence of spending related to a new customer information system which was completed in the prior year.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment, while delivering shareholder value and consistent earnings growth. Atmos Energy now expects fiscal 2014 earnings to increase to a new range of $2.80 to $2.90 per diluted share, excluding unrealized margins. The increase is based on strong earnings through the first half of fiscal 2014 bolstered by colder than normal weather across both the company's regulated and nonregulated operations, which continued through the second fiscal quarter. Net income from regulated operations is now expected to be in the range of $256 million to $267 million, and net income from nonregulated operations is now expected to be in the range of $17 million to $19 million. Total capital expenditures for fiscal 2014 are expected to continue to range between $830 million and $850 million.
Conference Call to be Webcast May 8, 2014
Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2014 second quarter and first six months on Thursday, May 8, 2014, at 10:00 a.m. Eastern. The telephone number is 877-485-3107 and the international telephone number is 201-689-8427. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and the company's Quarterly Report on Form 10-Q for the three months ended December 31, 2013. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Consolidated Statements of Income	Three Months Ended March 31
(000s except per share)	2014	2013
Gross Profit:
Natural gas distribution segment	$385,188	$347,006
Regulated transmission and storage segment	73,615	61,848
Nonregulated segment	37,589	24,307
Intersegment eliminations	(115)	(410)
Gross profit	496,277	432,751
Operation and maintenance expense	124,675	111,086
Depreciation and amortization	61,307	57,180
Taxes, other than income	60,215	54,307
Total operating expenses	246,197	222,573
Operating income	250,080	210,178
Miscellaneous income (expense)	(1,516)	1,712
Interest charges	31,601	33,331
Income from continuing operations before income taxes	216,963	178,559
Income tax expense	83,596	66,219
Income from continuing operations	133,367	112,340
Income from discontinued operations, net of tax	—	4,085
Net income	$133,367	$116,425
Basic earnings per share
Income per share from continuing operations	$1.40	$1.24
Income per share from discontinued operations	—	0.04
Net income per share – basic	$1.40	$1.28
Diluted earnings per share
Income per share from continuing operations	$1.38	$1.23
Income per share from discontinued operations	—	0.04
Net income per share – diluted	$1.38	$1.27
Cash dividends per share	$0.37	$0.35
Weighted average shares outstanding:
Basic	95,264	90,530
Diluted	96,191	91,492

	Three Months Ended March 31
Summary Net Income (Loss) by Segment (000s)	2014	2013
Natural gas distribution – continuing operations	$88,743	$86,190
Natural gas distribution – discontinued operations	—	4,085
Regulated transmission and storage	24,109	16,530
Nonregulated	19,518	7,997
Unrealized margins, net of tax	997	1,623
Consolidated net income	$133,367	$116,425

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Consolidated Statements of Income	Six Months Ended March 31
(000s except per share)	2014	2013
Gross Profit:
Natural gas distribution segment	$684,359	$626,637
Regulated transmission and storage segment	144,956	122,529
Nonregulated segment	56,155	46,766
Intersegment eliminations	(236)	(819)
Gross profit	885,234	795,113
Operation and maintenance expense	240,432	217,613
Depreciation and amortization	121,776	116,759
Taxes, other than income	102,226	95,641
Total operating expenses	464,434	430,013
Operating income	420,800	365,100
Miscellaneous income (expense)	(3,648)	2,410
Interest charges	63,716	63,853
Income from continuing operations before income taxes	353,436	303,657
Income tax expense	133,053	113,969
Income from continuing operations	220,383	189,688
Income from discontinued operations, net of tax	—	7,202
Net income	$220,383	$196,890
Basic earnings per share
Income per share from continuing operations	$2.36	$2.09
Income per share from discontinued operations	—	0.08
Net income per share – basic	$2.36	$2.17
Diluted earnings per share
Income per share from continuing operations	$2.34	$2.07
Income per share from discontinued operations	—	0.08
Net income per share – diluted	$2.34	$2.15
Cash dividends per share	$0.74	$0.70
Weighted average shares outstanding:
Basic	93,049	90,445
Diluted	93,976	91,406

	Six Months Ended March 31
Summary Net Income (Loss) by Segment (000s)	2014	2013
Natural gas distribution – continuing operations	$151,500	$139,283
Natural gas distribution – discontinued operations	—	7,202
Regulated transmission and storage	43,555	32,635
Nonregulated	17,884	2,766
Unrealized margins, net of tax	7,444	15,004
Consolidated net income	$220,383	$196,890

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Balance Sheets	March 31,	September 30,
(000s)	2014	2013
Net property, plant and equipment	$6,269,983	$6,030,655
Cash and cash equivalents	136,740	66,199
Accounts receivable, net	671,021	301,992
Gas stored underground	124,950	244,741
Other current assets	126,450	64,201
Total current assets	1,059,161	677,133
Goodwill	741,363	741,363
Deferred charges and other assets	417,109	485,117
	$8,487,616	$7,934,268
Shareholders’ equity	$3,124,761	$2,580,409
Long-term debt	1,955,829	2,455,671
Total capitalization	5,080,590	5,036,080
Accounts payable and accrued liabilities	442,816	241,611
Other current liabilities	420,576	368,891
Short-term debt	—	367,984
Current maturities of long-term debt	500,000	—
Total current liabilities	1,363,392	978,486
Deferred income taxes	1,283,551	1,164,053
Deferred credits and other liabilities	760,083	755,649
	$8,487,616	$7,934,268

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Statements of Cash Flows	Six Months Ended March 31
(000s)	2014	2013
Cash flows from operating activities
Net income	$220,383	$196,890
Depreciation and amortization	121,776	118,608
Deferred income taxes	119,710	106,891
Other	11,187	5,784
Changes in assets and liabilities	17,925	(51,832)
Net cash provided by operating activities	490,981	376,341
Cash flows from investing activities
Capital expenditures	(359,009)	(389,117)
Other, net	(4,904)	(3,700)
Net cash used in investing activities	(363,913)	(392,817)
Cash flows from financing activities
Net decrease in short-term debt	(369,012)	(342,141)
Net proceeds from issuance of long-term debt	—	493,793
Settlement of Treasury lock agreements	—	(66,626)
Repayment of long-term debt	—	(131)
Cash dividends paid	(71,380)	(64,008)
Repurchase of equity awards	(6,317)	(3,124)
Net proceeds from equity offering	390,205	—
Other	(23)	21
Net cash provided by (used in) financing activities	(56,527)	17,784
Net increase in cash and cash equivalents	70,541	1,308
Cash and cash equivalents at beginning of period	66,199	64,239
Cash and cash equivalents at end of period	$136,740	$65,547

	Three Months Ended March 31		Six Months Ended March 31
Statistics, including discontinued operations	2014	2013	2014	2013
Consolidated natural gas distribution throughput (MMcf as metered)	191,487	159,337	321,972	273,036
Consolidated regulated transmission and storage transportation volumes (MMcf)	115,830	105,099	234,604	213,842
Consolidated nonregulated delivered gas sales volumes (MMcf)	119,967	97,732	212,604	182,450
Natural gas distribution meters in service	3,037,571	3,150,173	3,037,571	3,150,173
Natural gas distribution average cost of gas	$6.00	$4.67	$5.82	$4.77
Nonregulated net physical position (Bcf)	1.9	20.8	1.9	20.8

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